Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM’S CLINICAL LABORATORY NAMED AN IN-NETWORK

PROVIDER TO THE FOURTH LARGEST NATIONAL INSURER

NEW YORK, NY, April 17, 2017 – Enzo Biochem, Inc. (NYSE:ENZ) announced today that its Enzo Clinical Laboratory subsidiary, a full-service clinical laboratory with a specialty in women’s health, today reached an agreement with the nation’s fourth largest health insurer to become an in-network provider serving all states with its advanced laboratory testing services. Enzo Clinical Labs began offering in-network services to their universe of 15 million of the insured participants on April 15, 2017.

“We are pleased to be contracted with an additional national in-network health provider group and have already begun performing services,” said Barry Weiner, Enzo President. “Enzo Clinical Labs is focused on providing the highest standards of quality and care for medical professionals and their patients, especially in today’s fast growing realm of molecular diagnostics where we employ the most advanced procedures and technology. We plan to expand our in-network provider network as our business grows nationwide.

“The integrated strength of our two subsidiaries, Enzo Life Sciences and Enzo Clinical Labs, has placed Enzo as a leading provider of cost efficient and medically relevant assays and reagents, and the platforms upon which they are utilized. These applications allow for state of the art molecular diagnostics for detecting a spectrum of diseases and providing vital clinical information that could impact their treatments.

Our strategy is driving Enzo to become a national reference laboratory and technology developer with a vast array of highly reliable products and services. Our advanced diagnostic capabilities will now be available to many of the insurer’s plan members throughout the U.S.”

A full list of Enzo in-network insurance partners can be found at www.enzoclinicallabs.com.

About Enzo

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future.

Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2016. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:
For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232	or	Michael Wachs, CEOcast, Inc., 212-732-4300
steven.anreder@anreder.com		mwachs@ceocast.com